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               PARADISE AND IBALL SIGN DEFINITIVE MERGER AGREEMENT

New York, NY - June 22, 2001 -- Paradise Music & Entertainment, Inc. (OTC BB:
PDSE), a provider of entertainment content and services, and iball Media announced that the definitive merger agreement was recently signed. The completion of the merger is subject to the following closing conditions: (i) approval of the transaction by the iball shareholders; and (ii) approval of the transaction by the Independent Committee of the Paradise Board based upon its receipt of a fairness opinion from Orchard Partners, Inc. which was retained for this purpose.

The iball shareholders will receive 9,390,000 restricted shares of Paradise common stock in connection with the merger. After giving effect to these shares, Paradise will have approximately 20.8 million shares outstanding.

Paradise Chairman and President, Mr. Kelly Hickel said, "Paradise has been moving forward on its initiatives to develop a more aggressive restructuring plan and to increase productivity and margins. We are confident that the merger will assist significantly in accomplishing these goals."

Contacts:
Mark Pollard                      John Lefebvre
VP Paradise                       Shareholder Relations
212-590-2100                      303-457-2852 or john@shareholder-relations.net

Paradise Music & Entertainment, Inc. "PDSE" (http://www.pdse.com) is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Picture Vision and Rave Music); PDSE Music Group (PDSE Records Inc. and All Access Entertainment); and PDSE Commercial Production Group (Straw Dogs and Shelter Films).

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that these forward-looking statements involve uncertainties and risks that could cause actual performance and results of operations to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include issues related to the ability to obtain sufficient funding to continue operations, the completion of the iball Media merger and integration, the ability to maintain adequate cash flow, the ability to profitably exploit new production, license and artist agreements, and the unpredictable nature of consumer entertainment preferences, as well as other factors set forth in Paradise's most recently filed Form 10-K and Form 10-Q reports. The forward-looking statements contained herein represent the Company's judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements. Paradise assumes no obligation to update the statements contained in this release.

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